Exhibit 99.1

Q.E.P. Company

Fourth Quarter 2005 Financial Results

June 17, 2005

Operator: Good morning and welcome to today’s Q.E.P. Fourth Quarter Financial Results Conference Call. At this time, all lines have been placed on a listen only mode and the floor will be open for questions following today’s presentation.

It is now my pleasure to turn the call over to your host, Mr. Stan Berger. Stan you may begin.

Stan Berger: Thank you Jason. On behalf of the management of Q.E.P., we are extremely pleased that you have taken the time to participate in our call and thank you for joining us to discuss the company’s fiscal, 2005 fourth quarter and full year financial results and business outlook.

Before I introduce Q.E.P.’s management I would like to remind everyone that certain statements made during the course of this conference call, especially those that state management’s intentions, hopes, beliefs, expectations or predictions for the future are forward looking statements. Forward looking statements are statements other than historic information, or statements of current condition and may be identified by using such terms as expect, anticipate, intend, estimate, believe and similar words. It is important to remember that the company’s actual results could differ materially from those projected in such forward looking statements. Additional information concerning factors that could cause actual results to differ materially from those in forward looking statements is contained in the company’s annual report on Form 10-K, copies of which may be obtained by contacting either the company or the SEC. The company undertakes no obligation to update or revise forward looking statements to reflect subsequent events or changed assumptions or circumstances.

By now, you should have received a copy of the news release which was issued yesterday before the market opened. If you have not received a copy, please call Paula Siegel, 561-994-5550, and she will send you a copy.

Hosting this call this morning are Lewis Gould, Q.E.P.’s Chairman and Chief Executive Officer, and Marc Applebaum, the company’s Chief Financial Officer and Treasurer. They will begin with some brief, initial comments, then open the call up for questions. At this time I will turn the call over to Mr. Gould. Lewis:

Lewis Gould: Thanks very much Stan and listen, thank you everybody for taking such a large interest in joining us this morning. We certainly appreciate it.

I want to tell you a story and use my favorite quotation if you will. One of the guys who people my age know, a guy by the name of Yogi Behr who was a Yankee, and I was a Dodger but anyway, he wrote a book and he had a favorite quotation and we use it all the time. “If you don’t know where you’re going, you’re not going to get there.” Second one he had is “When you come to the fork in the road,” he always said “take it.” I started the company in 1979 with $1,000 and the first year in business we actually did $40,000 in one year. We didn’t eat very well that year. And last year we ended up with $173.3 million in sales from that original $1,000 investment. I’m the founder; we run this as hard and entrepreneurial as we can. There’s no one 9 to 5 here. In the last few years we’ve made 17 acquisitions, we’ve dealt in seven foreign currencies, we deal in Pounds, Euro, it used to be Francs, Australian Dollars, Mexican Pesos. We have two great banks, HSBC and the Bank of America that we work with and we’ve had partnerships with everybody we’ve done business with. In fact, Bank of America was once a small bank in Connecticut. We’ve been with that bank for 18 years and we still have a wonderful relationship with the bank - one of the folks are on the conference call. We’ve been with Grant Thornton, we’ve been audited for 18 consecutive years at Grant Thornton. Oxley-Sarbanes came by, scrutiny is getting tougher, we have a very complex business and we had a restatement of several items that I’ll refer you to the 10-K.

For me that’s past history. We’ve taken a lot of pain to put controls in. We’ve got a fine Board, we’ve got good internal people. We recognize that we are going to be much more effective this year in looking at the numbers than ever because of the change in law, public scrutiny, auditors etc. We have a great Board of Directors. We have a great accountant on the Board who worked for a billion dollar company whose been instrumental helping us look at everything we’ve possibly could look at. I also want you to know that we have ten quarts of blood in this and to get ready for this conference call, just one of the quotations, I want to bore you for a minute, Winston Churchill said “If you want me to speak for three hours, I’m ready now but if you want me to speak for 5 minutes, it’s going to take me a week to get ready.” Well this call just about took a week to get ready.

I’m going to share with everyone for the first time, more detail about what we’re doing so you’ll understand what our basic business strategy is in great detail, how that affected the fourth quarter, and generally where we’re headed. We do know where we’re headed. We made an aggressive budget for next year. It’s a Safe Harbor statement but we’re going to be more like in the $215 million area. Last year we ended up at $173. Now if you go back to the first year I told you about, $40,000, that’s really coming some way, and this is without putting down any acquisitions for this coming year.

As everybody knows, we made an acquisition called Capitol Adhesives in the last quarter. We actually made the acquisition on May 9 and - I’m sorry, May 6, and the reason we made this acquisition was strategy-wise, we want to be in a business that’s stable and a business that everyone is getting out of. We want to stay as a niche player. We don’t want to sell screwdrivers and hammers and food and popcorn, but what we want to do is, our philosophy is, that we want to get into businesses that we can find a nice safe home and what we can do is if we have, I guess, an industry container, we want to fill that up completely and be the vendor of choice. So we’re in the adhesive business. Five years ago if you would have asked me, the adhesive business is a marginal business in a market for less than a few million dollars. This year our adhesive business will probably be a $30 to 50 million business depending on how hard we push it. This business has a lot of fluctuations in it right now. It’s a petroleum based business. We get price increases that are lagging but there’s a lot of opportunity. We’re one of the biggest consolidators in it. I believe we’re in the top ten, like the beginning and if you look at our products in the flooring business we’ve gone from one of the high numbers, double digit numbers to one of the single digit numbers. That’s thank to one of our major home centers of customers and what happened in the fourth quarter, we rolled out 380 stores, no matter what, even though we didn’t have the capacity, to take the customer for future growth. We don’t grow the customer, we don’t grow the company quarter to quarter or look at the numbers, I’m growing this for you guys and for myself for long-term investor value. What I want to do today will be reflected in increased sales and increased earnings in the years to come. So we have the opportunity now to expand our business in this home centre customer to almost 800 stores now and some of the items in 2,000 stores in some of the other items. We’re up to our capacity and up to our eyeballs in manufacturing glue both in Canada and Mexico, Missouri. We reached a point that we couldn’t grow any further with our own plant; we went ahead and bought another, brand name if you will. Capitol is a brand name in the flooring business and now we’re going to be able to leverage that Capitol name into other mass merchandisers and grow with a two pronged approach.

The perils of growing in a commodity business are that number one, you’re subject to fluctuations in raw materials which we have. We went back to the well with our home centre customer. On April 15 we got a price increase that consisted of a cash increase on the most popular glue and we also added several items that had additional volume and margin improvements in it to look at that. That didn’t solve all the problems but it solved most of them and we continue to go back because like in all commodity increases, if we live long enough, our people built, put more capacity on-line and what happens is eventually the prices come down and you reap the rewards of that. We’re now integrating with Capitol into our own business. Since we bought Capitol we’ve done about $1.4 million in the last just few weeks if you will and we anticipate, and I’m using the word anticipate, cost savings as we move and close off our Boca Raton facility which is costly and moving into Dalton and we’ll have an office here.

I also want to tell you that the first quarter, which you haven’t seen and I haven’t seen yet and only know the top number, and I’m telling you a forward statement, last year in the first quarter we did something like about $43 million, well that’s dust. This first quarter we’ve done over $50 million. We’re refining the number but it’s over $50 million, more headed north than that. I also want to share with you some other good news because I don’t want to dwell, and I’d really rather not answer questions but refer everybody to the K and the Q, because that’s not what the company’s about.

Here we are, we have price increases coming, more price increases coming on top of that. We continue to apply. We bought a little company called Tuplex that makes underlayment in Naperville, Illinois. We paid a small amount of money for it. We have a great product. It’s now in Home Depot Canada, it’s now in our flooring division. We have now really leveraged that.

We bought a little company in Mexico that we call Roberts Mexicana. Coincidently Home Depot said that they’re going to open a lot of stores in Mexico. They have 45 to start with, I believe the number is, and this is - let me find out the exact number. What is it they said they’re going to open? Another 45 stores. Wouldn’t you know it, we’re the vendor of choice there.

In England we were called by the premier home centre company in England called V & Q to quote and work with them. They have 400 stores. They’re owned by Kingfisher. We have dedicated a full time person by the name of Jamie Clingan. Jamie was our Vice President of Sales here. We moved Jamie to the International Division. Jamie’s there right now, helping me tremendously.

We have received for the first time, we’re now making an item for another major company. We’re private labeling for a company called Craftsman. I’ll leave you guys to read between the lines.

We started our Fresh division. We’ve had pain for two years in the paint business well wouldn’t you know we have something called a wall mouse and this wall mouse product is now in Home Depot, testing in 400 stores. The initial comeback from that is it’s successful.

We’ve put a lot of money into people management. We’ve removed in the last two months three or four people at the top that were not performing. We’ve hired some more people and we’re very pleased to say we have a new Executive Vice President of Sales, a gentleman by the name of Eric Demaree. Eric came from Home Depot as a Senior Vice President, Merchandising Vice President, excuse me, who now works for us in Dalton overlooking the facility and helping re-organize our sales forces.

We seem to be on the right track. I’m very positive on the things that are happening. We work every day, the foreign home centers are coming alive. The American dollar is getting a little bit stronger, that’s going to help us overall. We’ll probably have one of the best supply systems for a company our size. We’re planning to open an office in China, in Shanghai. We have a young lady who speaks Mandarin and Cantonese is there right now. She’s an Australian headed towards Shanghai and we’re going to look for a place that we think we have that’s located between the Lowe’s and Home Depot buying offices in the Po River district in Shanghai. We’re getting closer to that. We speak to these folks all the time. For a company our size, last year 34% of our volume was generated outside the United States. That’s a real nice safe thing to do so we can assure that we have currency stability and we can leverage our supply chain from China.

Where are we? I think we’re in the sweet spot. We’re having growing pains as any company our size does because our growth is really rapid. I don’t know of any company our size looking at a $50 million growth possibility this year. We have great people involved in marketing; we really do know where we’re headed. It doesn’t look like we don’t know where we’re headed; we’re going to continue to push, to press. The management of the company is not asleep. In fact, probably in the last few months we’ve had less sleep than we’ve had ever and on a personal note. I want you to know for the first time in a number of years I went on vacation last year, sorry, last month. Of course I brought my laptop and used the laptop two hours a day. My girlfriend stopped talking to me, perhaps that’s good, but when we got to Holland on the ship, I got off the ship and went to work in Holland and it was refreshing working in an office there. When we got to England, guess what, I worked in England. So we don’t have absentee management. I would like everybody to know that my son goes on the road every other week. He has three kids from 6 to 12, I’m sorry 6 to 9 years old, there’s someone else, and he is sacrificing his family to make sure that this works too. We have people that have not slept in our accounting department, and I’m telling these folks these stories to let you know that the following has occurred. There are no bonuses being paid on last year even though in my contract it says I’m allowed to get a bonus, it can’t be withheld without reason and I’m allowed to get an increase in my salary. I’ve turned those down. There’s been one increase in salary for our operations guy that we’ve found out we accidentally passed over him last year. Beyond that, we’re not paying. Our options are under water as they stand right now, our saws are under water where it stands right now, but we have faith in the business. Counsel has let me tell you that when I’m allowed to buy stock, I will buy stock and it’s my intention to do that because I have faith in the company.

Because we had a bump in the road, that’s what I consider this, a bump, I’m not going to let that stop us from continuing to grow so I would appreciate it if the questions could be positive and I’ll share with you some of the strategy and opportunities that we have looking forward. Anybody who looks back, it’s sort of a waste of time because I can’t change what happened in the past. I can only look forward to better things and we’re probably the best company that I know about, and the best companies do best practices. We’re looking at everything we did. We have great employees, great management, great board and great accountants, great outside accountants, a great law firm, and we’re going to continue to push. The only person that I’m aware of who’s severely hurt by the decline in stock was yours truly. Last time I calculated I lost $7 million. I don’t like losing that kind of money and I didn’t even have any fun doing it, it wasn’t in Las Vegas.

With that, let me open this up for questions. Let’s be positive, let’s not dwell on the past.

Operator: Thank you. The floor is now open for questions. If you do have a question at this time, please press star, one, on your touch tone telephone. Once again to ask a question, it is star, one, on your touch tone phone.

We have our first question coming from Larry Rader of LAR Management.

Larry Rader: All right, how are you doing?

Lewis Gould: Pretty good Larry, how are you?

Larry Rader: OK. Question: you spoke of a price increase back about two months ago. What percentage of your revenues are covered by that price increase and how many quarters do you feel the price increase has to be in place for you to pick up the lag factor from the increase in your costs? Secondly, I would ask whether it’s a reasonable objective, not expectation but objective, for you guys to earn more in the year ending ‘06 than you did in the year ended ‘05? Third, as you’ve improved the quality of personnel throughout the organization, your board does have an audit committee that obviously needs a look at. Those are my three questions.

Lewis Gould: OK. Number one, we’re very dissatisfied with the gross margin. In the fourth quarter we reported a lower gross margin than historical. I can tell you that we haven’t closed that last quarter up, the fourth quarter; we’re working on that right now. We’ve been busy as you can guess with Oxley-Sarbanes but the recovery has been good.

The price increase that we got was on the most popular item that probably represents, I don’t have the exact number but 60% of the volume where we’ve had a problem. It’s the most popular item, which usually happens. You know, the lowest price sells best. On that we’ve gotten about a 7% price increase which is very, very significant considering that’s the best seller. As a part of the price increase they also gave us two other items and two other businesses that we were never in before. One was an item called cork flooring which is a sound deadening roll of cork that goes between the tile and the floor that’s used in condominiums and multi storey buildings. This home centre put us into that business. The margins are smart, the volume will be in the millions. That’s part of the price increase. Second item they gave us was an item that we didn’t sell before. It’s an item that’s used in laminate flooring; it’s an installation toolkit. That toolkit also represents millions of dollars.

We’ve also gone back to the well with our other home centre and we’re waiting to hear now what will happen regarding price increase on some electric tools that we’ve asked them. Additional increases that have happened on the commercial side of our business, which is a $40 million side of the business, we’ve increased our prices three times, 10%, 10%, 7% going straight across the board and we’re starting to see that now. Margins are coming back to historical margins, where they are right now. Is that good enough? No, not happy with good enough stuff. As we in fact, get towards, get towards our goal of integrating all of our glue businesses, because Larry our glue businesses are going to be very, very significant as we go forward, we expect also to buy better. The Dalton facility is located in a manufacturing area that we lose freight on the incoming freight. It’s delivered from local sources for clay; local sources for BASF that we’ve been paying freight for other locations, and the Dalton facility, will make a difference. We’ve also worked very closely on the logistics side with our customers. Dalton is the manufacturing centre for the carpet industry for the world, in fact. As a result, the trucking in and out of Dalton will, there’ll be savings on the logistics side.

Lastly in August, there was a price increase coming from one of our major home centers on a $10 million business that will be 8.5%. That’s coming. This is, I’d rather not identify the product, but it’s a $10 million business. So we’ve started to see right now the gross margins. We look at it daily. It’s the daily bible, comes on at 8:00 o’clock this morning. The margins now are coming up across the board. Are we satisfied? I’m never going to be satisfied anymore so we push the margins higher. That’s number one.

Number two, your question is what will happen as far as the guidance and the earnings? We haven’t finished the first quarter except on the top line. I’m hesitant about saying anything except I’m positive about it. If you give us time to finish the first quarter, which will be in the next few weeks and we’ll report shortly, we’ll have a view on what the year looks like. If oil doesn’t go crazy and if the commodity price is stable, I’m very confident that we’ll certainly do a lot better than last year because I’m unsatisfied with last year and I like to sleep a lot. That’s not the way it should be, so in a couple of weeks we’ll have our feet on the ground and tell you that we’ve had record sales as we always do around here. Sometimes record sales help soften any blows and we’re looking at every single part of our business. This fellow Eric Demeree, I can’t praise enough, has made a difference. We’ve looked at every discount, we’re aggressively going after our vendors, we want 2% no matter what and we’re big enough to push around the smaller guys finally. So, we’re getting there.

The third question you had was regarding the audit committee. Very frankly, Geary Cotton, who’s the head of the audit committee was CFO of Rexall Sundown and, he’s been a real bear. He’s been instrumental in resolving our problems and I would say if Geary were here I would kiss him. He has been spending more time as an outside director than I really would expect from anybody. With the way we pay directors, they can do a lot better on the outside frankly, having the exposure that he has. He and the audit committee, which consists of Chris Nast who is the President of Colgate in Australia, the CEO of Rexall here and brought it from $400 million to $1 billion, who’s been an absolute bear and Emil Vogel who’s a major head hunter on the audit committee, they have been a guide and an inspiration and they have dug into everybody’s underwear, including my own and it’s not stopped.

We speak to them on a daily basis and I’m really pleased to consider not adversarial but partners. They have plans, they look, they’ve worked with Glen Thornton and this is the beginning. We’ve got major corrections as outlined in the K on the things that have happened and this is a work in process. This is not finished. It’s never going to be finished. We’re going to continue to get better but I can tell you that the vigilance has never been, we’ve never been more vigilant in our life. Everything that we do with every piece of paper becomes a real process and we look at everything now and should we add another member of the board as we pass our $200, $200 million mark, our governance committee has met. We’ve discussed the possibility of adding another member, perhaps a woman which would help in our diversity, someone who is, also has good business experience and we’ve looked at kicking myself in the ass a few times and getting me a little bit more help and putting some help, larger help in the accounting area. We’ve looked at all this but I do want to tell you this has been the most active audit committee that I’m aware of. It’s been every day, every hour, every piece of paper and I don’t go to the audit committee meetings obviously, so I don’t know what goes on at the meetings but I am told that these guys have been tigers and they want to know because it’s a personal responsibility that they have. They’re all a lot wealthier than me, they don’t want to lose their money. I hope I didn’t talk too long and bore you but it’s just a work in process, we’re not done.

Larry Rader: Thank you.

Operator: Thank you. We have our next question coming from Peter Park of Park West.

Peter Park: Hi, I think you touched on this but just wanted to make sure that I understood what you said. Regarding gross margins, is it fair for me to assume that you’re going to try to, that you are either going to try to get back to or are already back to your historical gross margins of 33, 34-ish percent based on what you’ve said. And then I’ve another question afterwards.

Lewis Gould: Our gross margins are coming up, I know that for a fact. We haven’t finished the quarter, the last quarter that we’re in. I know the price increases have taken effect and I know that we’re buying better than we’ve bought and I do know that the price increases because of the weak dollar have stopped in the last few months. I can tell you from the daily report that we look at that we haven’t finished the quarter, that the gross margin has come up from the last quarter and it’s started to come towards the historical numbers. I’ll really be able to tell you exactly rather than tell you a song and dance type scenario but they definitely are, positively are coming up. Are they at historical levels? Give me a few weeks and I’ll give you an accurate answer to the penny. Right now I can tell you they’re on the way up but I’m never going to be satisfied the way they are.

Peter Park: I see. But just so we understand, after all of your fuel price adjustments and your pricing kicks in, do you think you will be at the historical level?

Lewis Gould: Well let’s say for the sake of argument, for at least the first two months of the quarter that’s not closed, we’re 31%.

Peter Park: I don’t even mean this quarter but you know, let’s say by the end of the year, on a run-rate basis, do you think you’ll get back there?

Lewis Gould: Give me just a few weeks to close the quarter and we’ll see historically what it looks like because very frankly Oxley-Sarbanes has kept us real busy in getting ready for this call and getting ready for the chain at Q has taken a lot of time. I can tell you again, daily, it looks very terrifically encouraging and the lines of businesses that we’re in, we’re shedding some low priced items across and we’re looking to sell higher, premium grades of glue all the time. That’s our goal. Give me a few weeks and I’ll tell you exactly.

Speaker: But Peter, we will generally always lag off price increases from our suppliers so to the extent of our suppliers are continuing to increase their, their cost, we will lag (inaudible).

Lewis Gould: Next question.

Operator: Thank you. We have our next question coming from Evan Greenberg of Meadowbrook Capitol.

Evan Greenberg: Hey, how are you? Can you hear me?

Lewis Gould: Good Evan, how are you this morning?

Evan Greenberg: Lewis, I’m doing alright. I’m glad you got to me because I have to get off the call in a few minutes. Number one question has to do with the growth next year that you’re talking about. What percentage of that’s going to be organic, what percentage is through acquisitions that were made in the past 12 months.

Lewis Gould: Right now I could share with you we have no acquisitions on the board to look at right now. We’re going to concentrate, unless something absolutely strategic comes along, one of our competitors is having financial trouble, it goes out of business, we’re not looking for that right now. We’re looking, paying attention internally and all the growth that we’re talking about is internal. Both Home Depot and Lowe’s have mentioned publicly they’re going to open a certain number of stores; however, that’s a partial growth area. Overseas we’re going to continue to grow nicely in all of our subs and internally we’re looking to push our powders, our Fresh, our Roberts business those type of businesses we’re really pounding away.

Evan Greenberg: But if we proforma’d the acquisitions you made last year, the $50 million in gross would that be closer to $30-35 million?

Lewis Gould: That’s a really good question. I really don’t have the answer to that now but I will get you the answer in the next week. The Capitol acquisition you know, was only five weeks old, that particular, and that represented $1.4 million. That’s current. The other acquisitions you know are quite small. The one in Mexico didn’t amount to (inaudible); Tuplex didn’t amount to (inaudible). Those are growth areas for us.

Evan Greenberg: OK, so there was a lot of, there wasn’t a lot of actual revenue acquired in the acquisitions you made last year.

Lewis Gould: You know the size of them. You know, our, the way we like to make acquisitions is small safe little things.

Evan Greenberg: Well what I’m saying is a large one because I actually, I actually have a thought, if there was a large one that had a lot of value on the balance sheet that’s untapped and the company, structurally, they have a lot of sales but they would be a good fit with Q.E.P. to takes it’s management and really deploy it and really increase the size of the company tremendously. Would you look at something like that? I mean not at this moment but would you?

Lewis Gould: Of course. If it was right, we’d always look at it. Right now we’re not looking actively. I expect that at this current economic condition exists where people are really dependant on the raw materials. We’re so much larger now, at the, where we are. You know, at a run rate of a couple of hundred million plus that the smaller guys that we compete with, you know there are a lot of guys that are $10, $12, $20 million in sales that are strategic. They’re going to have a hard time in the next few years and we’re around. We have great banking relationships, in fact Deidre Sikora from, from, I was going to say Fleet, but she was from Fleet, from Bank of America, you ask her the question. We have a good relationship with them. If the right thing comes along, we’ll look at it, of course.

Evan Greenberg: It could be a, a, what I’m looking at is in excess of $100 million believe it or not.

Lewis Gould: If you have something, we’ll look at it and who knows, maybe good things will happen to good people if you pay attention - happy to look at it.

Evan Greenberg: OK Lewis. Thanks a lot.

Operator: Thank you. We have our next question coming from Dan Noll of Lincoln Asset Management.

Dan Noll: Ah, good morning Lewis, I hate to be the bad guy but I really think we should get some kind of a, an answer on, on, in plain English, in, in what happened regarding the errors and how that relates to your earnings shortfall for, for the, for ‘05.

Lewis Gould: Well we’d have to separate two. The earnings shortfall was primarily in the fourth quarter and a lot of that had to do with the rollout of the, this adhesive business that I mentioned. We were short on capacity, we paid record freights, we took back items from the existing vendor. We did all the things that you do to build a long-term business. The other problems that you mentioned actually had, were balance sheet issues. There may have been some small, some small numbers that crept in but primarily the fourth quarter was affected by this big rollout in adhesive that we have. We reported pretty comprehensively in the 10-K what they were. They were areas that I’d rather you looked at because we could go, we’d never stop if I give you an answer on one item. You would say why did that happen? I can tell you that over the course of the last five years, currencies have changed so much, the Australian dollar $0.57-0.88, I’m sorry to $0.87, $0.80. The Canadian dollar went from $0.73 to $0.97, back to $0.80 and those reflected you know, in a lot of the FX areas and the inter-company area. On the earnings side, fourth quarter was rolling out 400 stores, this major home centre, and we’re going to reap the benefits of that in future quarters. I hope I was able to separate those for you?

Dan Noll: Well I did read the 10-K and that’s written of course in legalese, I was hoping to get something more in plain English, you know, as a, as a partner.

Lewis Gould: I understand. As a partner, we have a very, very complex business and all public companies are subject to increased scrutiny for the, for the first time. We have looked at almost everything. This is the first time in a long time that we have looked back, forwards, sideways, where everything we’ve ever done has come to scrutiny. There was no fraud, we made accounting errors. There was no malice intended. We grew very rapidly in a complex business and in our inter-company accounts dealing with all of these subs that we have all over the world, that’s primarily where the errors came from and we had a lot of currency transactions to change an awful lot. You’ll see some changes in the equity side and the goodwill side where we said. We have, we have not had any earnings hits, changes or those types of things. Primarily this year was affected by the fourth quarter. We’ve put a lot of controls into what we’re doing, we’ve changed out some people in the accounting area, we’re working with Grant Thornton, our lawyer on the board to be much tighter in what we do. I want that to happen also because it’s my pocket and my penny that I want to make this thing absolutely the right way and as tight as we can but if, if you look at it what I am saying is yup, we did have to restate. We’re doing this the right way. We’ve cleaned up everything there is that was in the inter-company side. It was a lot to do with foreign transactions, that’s the area that it was.

Dan Noll: OK. Has, has, in, in your lender’s waiver of the financial covenants, have they extracted any concessions in order to, to do their waiver?

Lewis Gould: What do you mean by that Dan?

Dan Noll: Well, you know, there, there’s usually a cost of, of, of some kind when, you know when the lender gets his covenants violated and is asked to, to waive the, the violation.

Lewis Gould: Well what had happened was we had to pay them some legal fees.

Speaker: It’s all monetary charged.

Lewis Gould: Nothing major. You know we’re an asset based lender, we have plenty of assets.

Speaker: There was no change, there was no changes to terms or conditions of the agreements.

Dan Noll: And how, how small when you talk about the monetary charge?

Lewis Gould: When we talk under $30,000 we don’t really consider that material.

Dan Noll: OK, thanks very much.

Lewis Gould: You’re welcome.

Operator: Thank you. We have our next question coming from Alan Feber of Robati & Company.

Alan Feber: Oh, good morning.

Lewis Gould: ‘Morning.

Alan Feber: A few questions. One is when you talk about the rollout of the adhesives in the fourth quarter if you take a step back, you know with the adhesives you talk about the glues, do you view those long-term as good a business as kind of where you’ve been? In other words, you talk about being more commodity, I not sure if, do you mean there’s more competitive businesses than where you’ve been? I’m just....

Lewis Gould: I like that question because I’ll tell you why. One of the things that happens in the home centre business if you will, are items that are not necessarily on the balance sheet. If you would go into a Home Depot and Lowe’s and Menards, for the sake of argument and you look for value, what is value as a vendor to a large company? Well, large company’s like these no longer have the ability to buy a single SKU or a small line but buy from company’s that can’t be national in scope, cannot have next day delivery, near 100% delivery and can have one million square feet of warehousing. If we look at our customers in that light, what we want in the customer base is square footage. We want to be a complete supplier to the customer. So when we balance out the customer needs we want to get as much product as you can into the vendors. We want to be important to the vendors so when they look at a category, typically in flooring, we want to have as many SKU’s as possible in that department if you will, as opposed to letting a competitor in, offering some of our products. So it’s a continuing work in process, where if you look at our square footage in certain home centers, if you go into an Orange colored home centre for example, you might find, God forbid, here’s a little company in Boca Raton that has almost 20 feet of running space in that color home centre. My God almighty, take a look at Stanley, take a look at Black and Decker, I don’t see 20 feet, I see 4 or 5 square feet in their tool area. So you’ve taken this little company, items that are not on the balance sheet and these are really great items, these are intangible items, these are items that we’ve caused blood to be on the floor for, we have an unusually large proportion of square feet in these people, so if they asked us to get into the widget business that was in the flooring department, we would go there. But we’re carefully balancing our needs.

Also, all the locations that we have, like Dalton, like Henderson, Nevada, like Toronto, Canada, the major facilities over 100,000 square feet for us, are mixed facilities. We’re getting vertically integrated. We manufacture and ship directly from both facilities. We’re going to even get better than that so our cost is doing business with the new way that a Wal-Mart, Sears, Home Depot, Lowe’s, people like that who are very sophisticated distribution systems where freight as an issue, would become less of an issue because we’re shipping them mixed palettes and mixed items going into their DCs, distribution centers. We can capitalize on putting heavy items where our competition can’t because we may have in a typical home centre, between 80 and 300 SKU’s depending on who it is. We want more. We want to be the most valued vendor.

Now the question was, what’s a commodity? A commodity may be our cash flow. With something you want to make it like that because we want to be a converter if you will. I love to buy raw material, put it into a bucket and turn it into money. There’s nothing wrong with that. You’d want us to do this because you want to make sure we have a dependable order flow on a regular basis. Once we have that platform, if you want to call it a commodity, it’s OK. I need a platform to build on. I don’t want to be at the mercy of having only the cherries if you will, I want to be a valuable associate of the people that we’re selling. In order to do that, I have got to be bigger, better, and sometimes we have to be, share our processes with the vendors, which is perfectly OK. We want to be known as a user friendly kind of guy. I hope that tells you the strategy behind the, what we’re doing.

Alan Feber: OK. That does. Just another question, kind of from the 10-K and maybe I had this wrong. The 10-K talked about the flooring, floor cover industry with sales of $54 billion I think in ‘03, and then it said the home centre sales were $7 billion, and I guess what I’m not sure is, is, and yet, you’re like, you know fifty something percent of the home centers, home centers. Is the non-home centre sales, is that an opportunity for you? Or it’s just more fragmented or, or am I misreading the numbers totally?

Lewis Gould: Numbers that we gave were for the flooring business total. That would include rugs, ceramic tile, laminate flooring. We don’t play in those areas. We play in the areas where we provide the tools to install the product, which is a real safe business. I don’t know if I’d like to be in some of the other primary businesses. Talking about commodity businesses, I don’t think I’d want to be in those businesses, but we provide the items necessary. We provide the glue under the carpet so homebuilder for example is putting down a tract of homes would need Roberts glue if he were to glue down the carpet. We provide a lot of the wooden tack strip that goes around the room to put the carpet down. We provide the tools that will put the mortar on the floor, so we get a portion of that and we get a portion of that to a disproportionate amount because people who fix homes up need the tools to rip it out, install it, place it, maintain it. That’s what we like to do on a global basis. The 50% factor was that in years past, the majors were half our business, they’re not anymore. It’s fallen in fact, where our non-home centre business now is larger than our home centre business. Our home centre business is about 46% of the total which is good news for everybody even though they keep opening more stores we keep doing better and better. So we have to look at it that, you know, on a larger historic and a more strategic basis. When we look at our business, we’re in the floor and wall segment of that and we never want to sell paint but we want to sell the paint applicators because we want to be in a place, and a space as a niche business of specialty products and we can continue to grow that area as people want it. Do it for me, do it yourself, those are the spaces that we’re real comfortable in. I don’t want to get into real basic commodity issues. Where we are in the glue business, the glue helps people install carpet, vinyl, laminate flooring, those types of things. We want to be the accessory guy. I hope I clarified that.

Alan Feber: You did except, what I tried - and I understand that but what I was asking was your sales to the home centre industries, right, so it’s the same, the same idea of selling the tools to do the installation.

Lewis Gould: Yes.

Alan Feber: To the non-home centre. Is that proportion of the way, say the U.S. market really is, or are you so much stronger in, to the Home Depot than in the non-home centre business?

Lewis Gould: Not really. In the non-home centre business in Canada and the United States we have about a $40 million business. We call that our, our commercial side if you will. We have a dedicated sales force of 13 guys outside with a dedicated Vice President of Sales reporting in to Eric. There are about 1,000 independent sundry distributors that we call on in this area and we sell these people our Roberts consolidated brand of glue, tools, accessories, etc. That area for us is a balance to the home centre part of our business where the home centre sees this fantastic brand name, Roberts Consolidated Industries in the distribution or commercial side of our business, which is a nice sized business, and they want to have that brand. That brand also winds up into the home building side of the business. It winds up into sundry distributors and there is a great opportunity for growth if we want to go towards the architectural side, we’re looking at that, and as we continue to penetrate that side of the business. Roberts thought of that business in 1936, that’s our historic parent if you will, Roy Roberts and the Roberts’ brand name is probably worth, forward looking statement, more than the whole company. People would love to buy the Roberts brand name from us. That’s a growth area for us and we’re going to continue to do that, not only domestically but we sell Roberts products in England, in Europe, South America, big time in Australia, big time in Canada.

Alan Feber: OK, my last question. When you made the acquisition of Capitol, maybe it was the wording, it said you acquired it for cash notes then said assets of Roberts. I didn’t quite understand what that part meant.

Lewis Gould: I’m not sure either but the answer is something like this. We have a good strategic partner who happened to own the Capitol business. We paid them $1 million, we disclosed this, $1 million cash and then a note, non interesting bearing note in the next 5 years and that’s how we bought the business. One of our subs bought the business because being in the glue business, we thought even though it’s a water based business, why not put a sub involved in the purchase if you will, so it was a sub and a parent. But it’s us, that’s what we did.

Alan Feber: OK. It wasn’t, other than the cash and the note there wasn’t any exchange of assets.

Lewis Gould: Well there was. There was a small exchange of assets. We, on the distributor side of our business, not in the home centre part of our business, we had some assets where we manufactured seaming tape. What does seaming tape do? If you have to put a seam in the floor when you’re installing carpet, if you put this tape underneath it, and that seaming tape, asset if you will, we used that as a portion of the down payment. Yes it was part of the down payment. It was a small amount.

Alan Feber: OK, that’s what I – OK, all right.

Lewis Gould: I’m sorry if I, we confused you.

Alan Feber: That’s OK, thank you very much.

Operator: Thank you. We have no further questions at this time.

Lewis Gould: OK, just - am I on?

Operator: Yes.

Lewis Gould: OK, one closing statement. First off, thank you guys for the faith. We’re not going home. We’ll still be in Boca for the next few months till we find out our office location. We’re looking at all the possibilities to act as we’re supposed to act strategically and decide how we can be a manufacturer, a value added distributor, that will add value to your company. I don’t know of any other company that’s growing this rapidly and has value partners. Look off the balance sheet, see who we sell, take the brand names, look at the square footage, look at the brand names we operate under. Look at our strategic partners worldwide. We’re opening in China; we’re opening in every single major trading company, trading area in the world. Everybody knows Q.E.P. and Roberts, we have been asked by people all over the world to sell products for them. We’re only this year going to be over a couple of hundred million, stay with us and watch the growth. Watch it continue to grow as we really do well in the future.

I can tell you this, that the management of your company, if you have faith in us, we’re not going away. We don’t drink martinis during the day, we don’t sleep, we work very hard, travel a lot. We’ve given our lives, quarts of blood and the fact that I happened to lose $6 or 7 million doesn’t deter me at all, I’m going to make it back one day. So, thank you. I want you to know, I want to make that money back so if you want to go along with a winner, you know where to go. Thank you very much, we look forward to speaking to you at the next quarterly review when we have some more numbers and we’ll be able to present to you. It’s been real difficult, thank for understanding where we’re headed.

(Inaudible)

Lewis Gould: OK, thank you. That concludes the conference. We look forward to speaking to you.

Operator: Thank you, this concludes digital replay.